DATA

PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CONTRACT/CERTIFICATE.
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[APPLICABLE FOR ANNUITANT ISSUE AGE UP TO AND INCLUDING AGE 85]
WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                                      Percentage of
                Contract Year                         Contributions
                -------------                         -------------
                      [1                                   7.00%
                       2                                   7.00%
                       3                                   6.00%
                       4                                   6.00%
                       5                                   5.00%
                       6                                   3.00%
                       7                                   1.00%
                       8 and later                        0.00%]

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

[FOR ANNUITANTS WITH ISSUE AGE 86 AND OLDER, NO WITHDRAWAL CHARGE WILL APPLY. THE ABOVE "WITHDRAWAL CHARGE" SECTION AND THE "FREE CORRIDOR AMOUNT" BELOW WILL NOT APPEAR. THE WITHDRAWAL CHARGE WAIVERS LISTED BELOW WILL ALSO NOT APPEAR.]

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): [[10%] of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.]

Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.



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NO WITHDRAWAL CHARGE WILL APPLY IN THESE EVENTS:

1. [the Annuitant dies and a death benefit is paid. [NQ ONLY: However, if the Owner dies and the Annuitant is living, a withdrawal charge WILL apply upon payment pursuant to the Death of Owner Rules.
2. the receipt by us of a properly completed election form providing for the application of the Annuity Account Value to be used to elect a life annuity as described in Section 7.05; or
3. the Annuitant has qualified to receive Social security disability benefits as certified by the Social Security Administration; or
4. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
5. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or
     (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam and meets all the following:
        o its main function is to provide skilled, intermediate or custodial nursing care;
        o it provides continuous room and board to three or more persons;
        o it is supervised by a registered nurse or practical nurse;
        o it keeps daily medical records of each patient;
        o it controls and records all medications dispensed; and
        o its primary service is other than to provide housing for residents. [ITEM 6 BELOW WILL APPLY ONLY TO CONTRACT/CERTIFICATE OWNERS IN THE NQ, IRA
         (NOT APPLICABLE TO INHERITED IRA) AND TSA MARKETS]
6. the Successor Owner/Annuitant option is elected and has been exercised, and the Successor Owner/Annuitant withdraws contributions made prior to the original Annuitant's death.
     [ITEM 7 BELOW WILL APPLY ONLY TO CONTRACT/CERTIFICATE OWNERS IN THE MARKET SEGMENTS UNDER WHICH THE BENEFICIARY CONTINUATION OPTION IS AVAILABLE.]
7. the Beneficiary Continuation Option is elected and exercised and the Owner and Annuitant are the same person.
     [ITEM 8 WILL APPLY ONLY TO CONTRACT/CERTIFICATE OWNERS IN THE IRA (NOT APPLICABLE TO INHERITED IRA), TSA AND QP-DC MARKET SEGMENT]
8. a withdrawal is made under our Automatic Required Minimum Distribution Withdrawals Program. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Corridor Amount. [FOR IRA (NOT APPLICABLE TO INHERITED IRA) CONTRACTS/CERTIFICATES ONLY THE FOLLOWING LANGUAGE WILL REPLACE THE IMMEDIATELY PRECEDING SENTENCE.]a withdrawal is made under our Automatic Required Minimum Distribution Withdrawals Program or Substantially Equal Withdrawal Program. However, in each Contract Year, the amount of the Required Minimum Distribution or Substantially Equal Withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Corridor Amount.

The withdrawal charge will apply with respect to a Contribution if the condition as described in items 3, 4 and 5 above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance.]

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):      [ANNUAL RATE OF 1.25%
                                                        (EQUIVALENT TO A DAILY
                                                         RATE OF .003308%)]

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:                    Annual rate of 0.75%

Administration Charge:                                  Annual rate of 0.30%

Distribution Charge:                                    Annual rate of 0.20%]



No.2003DPCore                                                       Data page 10